As filed with the Securities and Exchange Commission on April 17, 2025

Registration No. 333-_____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

HEICO CORPORATION

(Exact name of registrant as specified in its charter)

Florida	65-0341002
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

3000 Taft Street
Hollywood, Florida	33021
(Address of Principal Executive Offices)	(Zip Code)

HEICO Savings and Investment Plan

(Full Title of the Plan)

Carlos L. Macau, Jr.

Executive Vice President - Chief Financial Officer and Treasurer

HEICO Corporation

3000 Taft Street

Hollywood, Florida 33021

(Name and Address of Agent for Service)

(954) 987-4000

(Telephone number, including area code, of agent for service)

With a copy to:

Jonathan Awner, Esq.

Christina C. Russo, Esq.

Akerman LLP

Three Brickell City Centre

98 Southeast Seventh Street

Miami, Florida 33131

(305) 374-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

This Registration Statement will become effective upon filing in accordance with Rule 462(a) under the Securities Act.

EXPLANATORY NOTE

On April 11, 2025, the Board of Directors of HEICO Corporation (the “Company” or "Registrant") reserved an additional 500,000 shares of the Company’s Common Stock, par value $0.01 per share (“Common Stock”), and 500,000 shares of the Company’s Class A Common Stock, par value $0.01 per share (“Class A Common Stock”), under the HEICO Savings and Investment Plan (the “Plan”). The Company previously filed Registration Statements on Form S-8 on March 29, 2012 and March 9, 2016 (File Nos. 333-180457 and 333-210043, respectively) registering an aggregate of  420,000 shares of Common Stock and 420,000 shares of Class A Common Stock under the Plan (the “Earlier Registration Statements”), which represents shares of Common Stock and Class A Common Stock on a pre-split basis prior to any stock splits subsequent to the filing of the Earlier Registration Statements. The additional shares to be registered by this Registration Statement are of the same classes, respectively, as those securities covered by the Earlier Registration Statements. Pursuant to General Instruction E to Form S-8, the contents of the Earlier Registration Statements are incorporated herein by reference, except to the extent supplemented, amended or superseded by the information set forth herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information required by Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428(b)(1) and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission” or “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The SEC allows us to provide information about our business and other important information to you by “incorporating by reference” the information we file with the SEC, which means that we can disclose the information to you by referring in this prospectus to the documents we file with the SEC. Under the SEC’s regulations, any statement contained in a document incorporated by reference in this prospectus is automatically updated and superseded by any information contained in this prospectus, or in any subsequently filed document of the types described below.

We incorporate into this prospectus by reference the following documents filed by us with the SEC, each of which should be considered an important part of this prospectus:

a.	Our Annual Report on Form 10-K for the year ended October 31, 2024, filed with the SEC on December 19, 2024, including portions of the Company's proxy statement on Schedule 14A, filed with the SEC on January 31, 2025, to the extent incorporated by reference into such Annual Report on Form 10-K;

b.	Our Quarterly Report on Form 10-Q for the period ended January 31, 2025, filed with the SEC on February 28, 2025;

c.	Our Current Reports on Form 8-K as filed with the SEC on February 14, 2025 and March 18, 2025;

d.	The description of our Common Stock contained in our Registration Statement on Form 8-A, filed with the SEC on April 28, 1993, as amended January 27, 1999, as updated by the description of our Common Stock contained in Exhibit 4.1 to our Annual Report on Form 10-K for the year ended October 31, 2019, filed with the SEC on December 19, 2019; and

e.	The description of our Class A Common Stock contained in our Registration Statement on Form 8-A, filed with the SEC on April 8, 1998, as amended January 27, 1999, as updated by the description of our Class A Common Stock contained in Exhibit 4.1 to our Annual Report on Form 10-K for the year ended October 31, 2019, filed with the SEC on December 19, 2019.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than any such documents or portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated therein) prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

We will provide to you, upon request, a copy of each of our filings at no cost. Please make your request by writing or telephoning us at the following address or telephone number:

HEICO Corporation

3000 Taft Street

Hollywood, Florida 33021

Tel: (954) 987-4000

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under section 607.0831 of the Florida Business Corporation Act, a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act regarding corporate management or policy unless (a) the director breached or failed to perform his or her duties as a director, and (b) the director’s breach of, or failure to perform, those duties constitutes any of the following: (i) a violation of the criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful. A judgment or other final adjudication against a director in any criminal proceeding for a violation of the criminal law estops that director from contesting the fact that his or her breach, or failure to perform, constitutes a violation of the criminal law; but does not estop the director from establishing that he or she had reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful; (ii) a circumstance under which the transaction at issue is one from which the director derived an improper personal benefit, either directly or indirectly; (iii) a circumstance under which the liability provisions of section 607.0834 (which relates to liability for unlawful distributions) are applicable; (iv) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful or intentional misconduct; or (v) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

We have authority under Section 607.0851 of the Florida Business Corporation Act to indemnify our directors and officers to the extent provided in such statute. Our Articles of Incorporation provide that we shall indemnify and hold harmless each person who shall serve at any time as a director or executive officers. The Florida Business Corporation Act also provides, under Section 607.0852, that a corporation must indemnify an individual who is or was a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the individual was a party because he or she is or was a director or officer of the corporation against expenses incurred by the individual in connection with the proceeding. Further, under Section 607.0853 of the Florida Business Corporation Act, a corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse expenses incurred in connection with the proceeding if the director or officer delivers to the corporation a signed written undertaking of the director or officer to repay any funds advanced if: (a) the director or officer is not entitled to mandatory indemnification under Section 607.0852; and (b) it is ultimately determined that the director or officer has not met the relevant standard of conduct described in Section 607.0851 or the director or officer is not entitled to indemnification under Section 607.0859 (as described below).

Under Section 607.0858 of the Florida Business Corporation Act, the indemnification provided pursuant to Sections 607.0851 and 607.0852 and the advancement of expenses provided pursuant to Section 607.0853 of the Florida Business Corporation Act are not exclusive, and a corporation may by a provision in its articles of incorporation, bylaws, or any agreement, by vote of shareholders or disinterested directors, or otherwise, obligate itself in advance of the act or omission giving rise to a proceeding to provide any other or further indemnification or advancement of expenses to any of its directors or officers. However, under Section 607.0859, indemnification or advancement of expenses may not be made to or on behalf of any director or officer if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (a) willful or intentional misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder; (b) a transaction in which the director or officer derived an improper personal benefit; (c) a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; or (d) in the case of a director, a circumstance under which the liability provisions of Section 607.0834 are applicable.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit	Description
3.1	Articles of Incorporation of HEICO Corporation are incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-4 (Registration No. 33-57624) Amendment No. 1 filed on March 19, 1993.*
3.2	Articles of Amendment of the Articles of Incorporation of HEICO Corporation, dated April 27, 1993, are incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form 8-B dated April 29, 1993.*
3.3	Articles of Amendment of the Articles of Incorporation of HEICO Corporation, dated November 3, 1993, are incorporated by reference to Exhibit 3.3 to the Form 10-K for the year ended October 31, 1993.*
3.4	Articles of Amendment of the Articles of Incorporation of HEICO Corporation, dated March 19, 1998, are incorporated by reference to Exhibit 3.4 to the Company's Registration Statement on Form S-3 (Registration No. 333-48439) filed on March 23, 1998.*
3.5	Articles of Amendment of the Articles of Incorporation of HEICO Corporation, dated as of November 2, 2003, are incorporated by reference to Exhibit 3.5 to the Form 10-K for the year ended October 31, 2003.*
3.6	Articles of Amendment of the Articles of Incorporation of HEICO Corporation, dated as of March 26, 2012, are incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K filed on March 29, 2012.*
3.7	Articles of Amendment of the Articles of Incorporation of HEICO Corporation, dated as of March 16, 2018, are incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K filed on March 20, 2018.*
3.8	Amended and Restated Bylaws of HEICO Corporation, effective as of September 22, 2014, are incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K filed on September 25, 2014.*
5.1	Opinion of Akerman LLP.**
10.1	HEICO Savings and Investment Plan, as amended and restated effective as of January 1, 2024, as amended March 31, 2025.**
23.1	Consent of Akerman LLP (included in Exhibit 5.1).
23.2	Consent of Deloitte & Touche LLP.**
24.1	Power of Attorney (included in the signature pages to the Registration Statement).
107	Filing Fee Table.**

*	Previously filed.
**	Filed herewith.

In lieu of the opinion of counsel or determination letter contemplated by Item 601(b)(5)(ii) of Regulation S-K, the Company hereby undertakes that the Plan and any amendments thereto have been submitted to the Internal Revenue Service (the “IRS”) to the extent required in a timely manner and all changes required by the IRS have been made in order to qualify the Plan under Section 401 of the Internal Revenue Code of 1986, as amended.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)i and (1)ii will not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hollywood, State of Florida, on April 17, 2025.

HEICO CORPORATION

Date:	April 17, 2025	By:	/s/ CARLOS L. MACAU, JR.
Carlos L. Macau, Jr. Executive Vice President - Chief Financial Officer and Treasurer (Principal Financial Officer)

		By:	/s/ BRADLEY K. ROWEN
Bradley K. Rowen Chief Accounting Officer and Assistant Treasurer (Principal Accounting Officer)

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Carlos L. Macau, Jr.,  Bradley K. Rowen and Joseph W. Pallot, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position(s)	Date

/s/ LAURANS A. MENDELSON	Chairman of the Board; Chief Executive Officer;	April 17, 2025
Laurans A. Mendelson	and Director (Principal Executive Officer)

/s/ THOMAS M. CULLIGAN	Director	April 17, 2025
Thomas M. Culligan

/s/ CAROL F. FINE	Director	April 17, 2025
Carol F. Fine

/s/ ADOLFO HENRIQUES	Director	April 17, 2025
Adolfo Henriques

/s/ MARK H. HILDEBRANDT	Director	April 17, 2025
Mark H. Hildebrandt

/s/ ERIC A. MENDELSON	Co-President and Director	April 17, 2025
Eric A. Mendelson

/s/ VICTOR H. MENDELSON	Co-President and Director	April 17, 2025
Victor H. Mendelson

/s/ JULIE NEITZEL	Director	April 17, 2025
Julie Neitzel

/s/ ALAN SCHRIESHEIM	Director	April 17, 2025
Alan Schriesheim

/s/ FRANK J. SCHWITTER	Director	April 17, 2025
Frank J. Schwitter